Exhibit 21.1

List of Subsidiaries

Following is a list of the English and Chinese names of the (i) Registrant; (ii) its Chinese subsidiary and that company’s subsidiary; (iii) its subsidiaries in Australia and Hong Kong, and (iv) the Chinese company with which the Registrant and its Chinese subsidiary have a contractual relationship that provides effective control to the Registrant.

Registrant (Virginia):

Sino-Global Shipping America Ltd. (known as 美国中环球船务有限公司 in China)

Subsidiary (China):

Trans Pacific Shipping Ltd.  (known as 北京盛海船务技术有限公司 in China)

Subsidiary of Trans Pacific Shipping Ltd. (China):
Trans Pacific Logistics, Shanghai, Limited (known as 上海盛海物流有限公司 in China)

Subsidiary (Australia):

Sino-Global Shipping Australia Pty Ltd.  (known as 澳大利亚中环球船务有限公司 in China)

Subsidiary (Hong Kong):

Sino-Global Shipping (HK) Ltd.  (known as 香港中环球船务有限公司 in China)

Non-Subsidiary Affiliated Company (China):

Sino-Global Shipping Agency Ltd. (known as 北京中环球船务代理有限公司 in China)